Exhibit 9.1

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C.  20549

Ladies and Gentleman:

We have read the statements under the heading “Experts” in the Offering Statement on Form 1-A (Amendment No. 2) dated October 12, 2018, of CNS Pharmaceuticals, Inc. (the “Company”) filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements that relate to Marcum LLP made by the Company in the Form 1-A (Amendment No. 2).

Sincerely,

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

October 26, 2018